Exhibit 10.1

March 19, 2008

Dear Eric:

Congratulations! Please accept our offer to become part of EA’s rich game making history and future.

I am pleased to offer you a regular full-time position with Electronic Arts as Chief Financial Officer commencing on a mutually agreed upon start date at a base salary of $50,000.00 per month, or $600,000.00 annualized, minus applicable deductions. You will be reporting to me, John Riccitiello.

For your information, I have enclosed several documents that will provide an introduction to life at EA, including an overview of our benefits programs and EA’s Global Code of Conduct. Other EA policies and procedures are on EA’s intranet and will be reviewed with you at orientation.

You will also be eligible to participate in our discretionary bonus program. This discretionary bonus is typically determined at the end of our fiscal year (March) and is prorated for your months of employment. You need to be employed by EA by January 15th to be eligible for a bonus in this fiscal year. Your discretionary bonus target will be 75% of your salary. To receive payment of your bonus you must be employed by Electronic Arts at the time any bonuses are paid. In addition, EA reviews performance and compensation levels annually, and it currently makes merit adjustments in June of each year. To be eligible for a merit increase at next June’s review, you must commence employment by January 15th of the same calendar year.

I will recommend to the Compensation Committee that you be granted a non-qualified stock option to purchase 250,000 shares of Electronic Arts common stock in accordance with our 2000 Equity Incentive Plan. The Committee will grant and price the stock option on the next regularly scheduled grant date after you commence employment (i.e., the 16th of the month following your commencement of employment, or the first NASDAQ trading day thereafter). The options shall vest and become exercisable as to 24% of the shares on the first day of the calendar month that includes the one-year anniversary of the grant date, and will then vest and become exercisable as to an additional 2% of the shares on the first calendar day of each month thereafter for 38 months. You will receive more details regarding this stock option from Stock Administration after the grant date.

I will recommend to the Compensation Committee that you be granted a one-time Ownership Award in the form of 83,300 restricted stock units (RSUs) in accordance with our 2000 Equity Incentive Plan. The Committee will grant the RSUs on the next regularly scheduled grant date after you commence employment (i.e., the 16th of the month following your commencement of employment, or the first NASDAQ trading day thereafter). This Award will vest in 25% increments annually on each of the first, second, third and fourth anniversaries of the original grant date. You will receive more details regarding this Award from Stock Administration after the grant date.

You are being provided Tier 5 executive relocation assistance, as described in the attached relocation summary document. Per EA policy, if you voluntarily leave your employment with EA or are terminated for any reason other than a reduction in force that eliminates your job position (a) prior to the one year anniversary of the date of your hire, you agree to pay EA an amount equal to all relocation and gross up expenses incurred by EA through your date of termination; or (b) on or after the one year anniversary of the date of your hire and prior to the second anniversary of the date of your hire, you agree to pay EA an amount equal to a pro-rata portion (24 minus number of full months of employment / 24 months) of all relocation and gross up expenses incurred by EA through your date of termination. Payment must be made to EA upon your last day of employment. Once you accept this offer of employment with EA, please contact EA’s Global Mobility Group, at 650-628-9100, to start the process.

Lastly, EA is providing you a one-time bonus of $100,000.00 (minus applicable taxes) at the time of hire, which is earned at the completion of your first year of employment but you will receive it within the first 30 days of your employment. If you voluntarily leave your employment before the completion of one year, you agree to repay to EA the full net amount of the bonus.

If you have any questions about this offer or about your eligibility to participate in or to be covered by any of the described benefits, please call me.

In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent on your signing Electronic Arts’ New Hire/ Proprietary Information Agreement. Two copies are enclosed for signature (please keep one for your own records).

This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your offer of employment and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.

Should you accept this offer, please plan on attending New Hire Orientation to be held on your first Monday at 9:00 a.m. Please complete and bring the forms in the attached package.

This offer of employment is made contingent upon your providing Electronic Arts with proof that you have the legal right to work in the United States. This will be handled as part of your orientation process.

In addition, EA will conduct a background check pursuant to a written notice you will receive under separate cover, and this offer of employment is contingent upon the results of such check being acceptable to EA.

This offer of employment is valid through March 28, 2008, and if not accepted by then, we will assume that you have declined the offer. If you accept this offer, please sign below and return both pages of the original offer letter to Gabrielle Toledano in the enclosed envelope, and we can begin your orientation to EA. Please keep a copy for yourself.

Please join our team and help us be the place where GREAT people create and deliver GREAT games.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ John Riccitiello
John Riccitiello Chief Executive Officer Electronic Arts

Enclosures

Accepted by candidate:	Date:

/s/ Eric F. Brown	March 19, 2008

Anticipated Start Date: April 14, 2008

ERIC BROWN

Employee Relocation Summary

Relocation benefits, including tax assistance, as follows:

House Hunting Trip	Up to two house hunting trips, where reasonable and customary costs for airfare, hotel, and rental car reimbursed (10 days total).

Final Move	Reimbursement for mileage per IRS guidelines or one way airfare based on EA travel guidelines. Reasonable lodging costs will be reimbursed when driving. Actual and reasonable reimbursement for receipted transportation to the airport will be provided.

Travel to the former location	If employee is required to move to the new location in advance of the pack and load date, one airline ticket or mileage reimbursement will be provided for the employee within the first 60 days of temporary living.

Transportation of Household Goods	Designated professional moving company will pack, load, deliver and unpack your household goods with insurance coverage of $100K.

Storage of Household Goods	Up to 6 months of storage.

Shipment of Automobiles	Two cars shipped by auto transporter. Value of the vehicle must exceed the cost of transportation of the vehicles. Cars must be in operating condition.

Pet Shipment	Reimbursement of up to $200/pet for actual direct shipment expenses for up to 2 pets.

Temporary Housing	Up to 6 months of temporary housing.

Rental Car	One midsized rental car will be reimbursed for up to 14 days or until shipped auto arrives, whichever is sooner. Short term rental vehicles are insured under the company’s insurance policies.

Home Sale Assistance	Market Value Purchase Program. Additional details to follow.

Home Purchase Assistance	Up to $24K of reimbursement for non-recurring closing costs and loan origination fees.

Tax Treatment of Relocation Expenses	Gross up of taxable reimbursements and standard deduction for federal taxes. Tax true up at year end.

Miscellaneous Moving Allowance	One month’s base salary (net). No receipts required.

ERIC BROWN

Employee Relocation Summary

Relocation benefits, including tax assistance, as follows:

Repayment Clause	If you voluntarily leave your employment with EA or are terminated for any reason other than a reduction in force that eliminates your job position (a) prior to the one year anniversary of the date of your hire, you agree to pay EA an amount equal to all relocation and gross up expenses incurred by EA through your date of termination; or (b) on or after the one year anniversary of the date of your hire, you agree to pay EA an amount equal to a pro-rata portion (full months of employment/24 months) of all relocation and gross up expenses incurred by EA through your date of termination. Payment must be made to EA upon your last day of employment.